As filed with the Securities and Exchange Commission on November 28, 2000
                                               Registration No. 333-

                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

Illuminet Holdings, Inc.            Delaware                    36-4042177
(Exact name of registrant   (State of incorporation or      (I.R.S. Employer
as specified in its charter) organization of registrant)  Identification Number)

                                  P.O. Box 2909
                             4501 Intelco Loop, S.E.
                             Lacey, Washington 98503
                                 (360) 493-6000

         (Address, including zip code and telephone number, including area code, of each registrants principal executive office)

                                 Roger H. Moore
                      President and Chief Executive Officer
                                  P.O. Box 2909
                             4501 Intelco Loop, S.E.
                             Lacey, Washington 98503
                                 (360) 493-6000

          (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With Copies to:

                                  James M. Ash
                       Blackwell Sanders Peper Martin LLP
                          2300 Main Street, Suite 1100
                           Kansas City, Missouri 64108
                                 (816) 983-8000

Approximate date of commencement of proposed sale to the public: From time to time after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. | |

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest investment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.| |

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.| |

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.| |




                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------
                                                Proposed      Proposed
     Title of each class of       Amount to      maximum      maximum     Amount of
  securities to be registered         be        offering     aggregate   registration
                                  registered    price per     offering       fee
                                                  share        price
--------------------------------------------------------------------------------------

Common Stock, par value $.01       944,460    $25.9375 (2)  $24,496,932  $6,468
per share (1)                       shares
--------------------------------------------------------------------------------------

(1) Includes rights to purchase Series B Preference Stock associated with the Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The maximum offering price per share is based on the average of the high and low prices of the Registrant's Common Stock as listed on the Nasdaq National Market System on November 24, 2000.

------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

PROSPECTUS

                                 944,460 Shares

                                [graphic omitted]

                                  COMMON STOCK

                           (par value $.01 per share)



      This Prospectus relates to 944,460 shares (the "Shares") of our common stock, par value $.01 per share (the "Common Stock"). The Shares may be offered by certain of our stockholders (the "Selling Stockholders") from time to time in transactions on the Nasdaq National Market System, in privately negotiated transactions or otherwise at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Shares were originally issued by us in connection with our acquisition of National Telemanagement Corporation ("NTC") by and through a merger (the "NTC Merger") of our wholly-owned subsidiary, Illuminet Telemanagement, Inc., with and into NTC pursuant to the Agreement and Plan of Merger dated June 12, 2000 by and among us, Illuminet Telemanagement, Inc. and NTC.



      We will not receive any of the proceeds from the sale of the Shares. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.



      Our Common Stock is listed on the Nasdaq National Market under the symbol "ILUM." On November 24, 2000, the closing price of our Common Stock on the Nasdaq National Market was $27.0625 a share.



      INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.


      The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



___________, 2000

                                TABLE OF CONTENTS

                                                                            Page

About This Prospectus........................................................2
Illuminet Holdings, Inc......................................................2
Forward-Looking Statements...................................................2
Risk Factors.................................................................3
Use Of Proceeds.............................................................12
Selling Stockholders........................................................12
Plan Of Distribution........................................................14
Legal Matters...............................................................15
Experts.....................................................................15
Where You Can Find More Information.........................................15

                              ABOUT THIS PROSPECTUS

     You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that which is contained in this Prospectus. The Selling Stockholders are offering to sell shares of our Common Stock and are seeking offers to buy shares of our Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of Common Stock.

     In this Prospectus, "we," "us" or "Illuminet" refers to Illuminet Holdings, Inc., together with its predecessors and subsidiaries, including NTC, unless the context requires otherwise.


                           ILLUMINET HOLDINGS, INC.

     Founded in 1981, Illuminet is a provider of advanced nationwide signaling and intelligent network services to the communications industry. Connection to the Illuminet network gives carriers access to the system of signaling networks of nearly the entire U.S. public-switched telecommunications infrastructure through a single source. Illuminet specializes in SS7 network services and intelligent network solutions for services such as calling name delivery, calling card validation, wireless roaming, number portability, network usage measurement, network management, Operations Support System (OSS) mediation services, clearinghouse services, toll-free database and other specialized database access functions.

     Illuminet is a registered service mark with the United States Patent and Trademark Office. iRoam is a service mark and Smartpay Wireless is a registered trademark of NTC.

     Our principal executive offices are located at 4501 Intelco Loop, S.E., Lacey, Washington 98503 and our telephone number is (360) 493-6000. Our website address is http://www.illuminet.com. The information on our website is not a part of this Prospectus.

                           FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this document and in the documents we incorporate by reference based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or expected future results of operations, business strategies, financing plans, competitive position, potential growth opportunities and the effects of competition. Forward-looking statements include all statements that are not historical facts and usually can be identified by the use of forward-looking terms such as the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

     Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this Prospectus.

     You should understand that many important factors could cause our results to differ materially from those expressed in forward-looking statements. This Prospectus identifies the material factors, including those identified in the section, "Risk Factors," that we believe could cause our actual results to differ, including our ability to provide reliable services, the impact of any network outages, the ability of third party communications infrastructure suppliers to maintain operational integrity of our connections and to continue to provide and expand service to us, our ability to effectively and cost efficiently acquire and integrate complimentary businesses and technologies, continued acceptance of our SS7 network and the telecommunications market's continuing use of SS7 technology, our ability to attract and retain employees with requisite skills to execute our growth plans, intense competition in the market for SS7 services and pricing pressures caused by competition and industry consolidation. However, the results referred to in these forward-looking statements could also be adversely affected by other factors that are not discussed in this Prospectus.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment in our Common Stock. The risks described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also impair our business operations. If any of the following risks occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our Common Stock could decline and you may lose all or part of your investment.

System failures, delays and other problems could harm our reputation and business, cause us to lose customers and expose us to customer liability.

     Our success depends on our ability to provide reliable services. Our operations could be interrupted by any damage to or failure of:

     o    our network;

     o    our connections to third parties; and

     o our computer hardware or software or our customers' or suppliers' computer hardware or software.

      Our systems and operations are also vulnerable to damage or interruption from:

     o power loss, transmission cable cuts and other telecommunications failures;

     o    fires, earthquakes, floods and other natural disasters;

     o    computer viruses or software defects;

     o physical or electronic break-ins, sabotage, intentional acts of vandalism and similar events; and

     o    errors by our employees or third-party service providers.

      Any such damage or failure or the occurrence of any of these events could disrupt the operation of our network and the provision of our services and result in the loss of current and potential customers.

      From time to time, we experience outages of our services. For example, on two occasions, once in 1997 and once in 1998, flaws in third-party software caused network outages that disrupted the ability of our customers to connect through our network to other parts of the U.S. telecommunications system. As a result of these outages, some of our customers reduced their usage of our network. More recently, in June of this year, several of our customers in the Northeast region of the United States experienced a similar disruption when a road maintenance crew cut a carrier's fiber cable bundle that contained multiple links servicing our two pairs of signal transfer points to our SS7 network in that region. Because several of these links were routed by the carrier through the severed cable bundle, the redundant design of our network did not prevent a service interruption. Our emergency response procedures were immediately activated. To date, no customers have indicated that this outage will affect their continued relationship with us, although they may do so in the future. At other times we have experienced minor, customer specific outages which have not had a material adverse impact on our customer relations.

      Our contracts with customers generally contain provisions designed to limit our exposure to potential product liability claims. These provisions include disclaimers of warranties and limitations on liability for special, consequential and incidental damages. In addition, our agreements generally limit the amounts recoverable for damages to the amounts paid by the customer to us for the product or service giving rise to the damages. However, a court or arbitrator may not enforce these contractual limitations on liability, and we may be subject to claims based on errors in our software or mistakes in performing our services. Any of those claims, including any relating to damages to our customers' internal systems, whether or not successful, could harm our business by increasing our costs and distracting our management.

Our reliance on third party communications infrastructure, hardware and software exposes us to a variety of risks we cannot control.

      Our success will depend on our network infrastructure, including the capacity leased from telecommunications suppliers. We rely on AT&T, MCI WorldCom, Sprint and other telecommunications providers for leased long-haul and local loop transmission capacity. These companies provide the dedicated links that connect our network components to each other and to our customers.

      Our business also depends upon the capacity, reliability and security of the infrastructure owned by third parties that is used to connect telephone calls. Specifically, we currently lease capacity from regional partners on seven of the 11 mated pairs of SS7 signal transfer points that comprise our network. We have no control over the operation, quality or maintenance of a significant portion of that infrastructure and whether or not those third parties will upgrade or improve their equipment.

      We depend on these companies to maintain the operational integrity of our connections. If one or more of these companies is unable or unwilling to supply or expand its levels of service to us in the future, our operations could be severely interrupted. In addition, rapid changes in the telecommunications industry have led to the merging of many companies. These mergers may cause the availability, pricing and quality of the services we use to vary and could cause the length of time it takes to deliver the services that we use to increase significantly.

      We rely on links, equipment and software provided to us from our vendors, the most important of which are gateway equipment and software from Tekelec and Agilent Technologies, Inc. (f/k/a Hewlett-Packard). We cannot assure you that we will be able to continue to purchase equipment from these vendors on acceptable terms, if at all. If we are unable to maintain current purchasing terms or ensure product availability with these vendors, we may lose customers and experience an increase in costs in seeking alternative suppliers of products and services.

The costs and difficulties of acquiring and integrating complementary businesses and technologies could impede our future growth and adversely affect our competitiveness.

      We may make investments in complementary companies, technologies or other assets, exposing us to several risks, including:

     o greater than expected costs and management time and effort involved in identifying, completing and integrating acquisitions;

     o potential disruption of our ongoing business and difficulty in maintaining our standards, controls, information systems and procedures;

     o entering into markets and acquiring technologies in areas in which we have little experience;

     o acquiring intellectual property which may be subject to various challenges from others in the telecommunications industry;

     o the inability to successfully integrate the services, products and personnel of any acquisition into our operations;

     o a need to incur debt, which may reduce our cash available for operations and other uses, or issue equity securities, which may dilute the ownership interests of existing stockholders; and

     o    realizing little, if any, return on our investment.


Our business depends on the acceptance of our SS7 network and the telecommunications market's continuing use of SS7 technology.

      Our future growth depends on the commercial success and reliability of our SS7 network. Our SS7 network is a vital component of our intelligent network services, which have been an increasing source of revenue for us. Our business will suffer if our target customers do not use our SS7 network. Our future financial performance will also depend on the successful development, introduction and customer acceptance of new and enhanced SS7-based or delivered products and services. We are not certain that our target customers will choose our particular SS7 network solution or continue to use our SS7 network. In the future, we may not be successful in marketing our SS7 network or any new or enhanced products or services.

We may have difficulty attracting and retaining employees with the requisite skills to execute our growth plans.

      Our success depends, in part, on the continued service of our existing management and technical personnel. If a significant number of those individuals are unable or unwilling to continue in their present positions, we will have difficulty in maintaining and enhancing our networks and services. This may adversely affect our operating results and growth prospects.

      In addition, we have experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees. Specifically, we centralize a large portion of our technical operations in geographic areas in which competition for technical talent is intense, due to the existence of competing employers seeking employees with similar sets of skills. Our continued success depends on our ability to attract, retain and motivate highly skilled employees, particularly engineering and technical personnel. Failure to do so may adversely affect our ability to expand our network and enhance our products and services.

If we do not adapt to rapid technological change in the telecommunications industry, we could lose customers or market share.

      Our industry is characterized by rapid technological change and frequent new product and service announcements. Significant technological changes could make our technology obsolete. We must adapt to our rapidly changing market by continually improving the responsiveness, reliability and features of our network and by developing new network features, services and applications to meet changing customer needs. We cannot assure you that we will be able to adapt to these challenges or respond successfully or in a cost-effective way to adequately meet them. Our failure to do so would adversely affect our ability to compete and retain customers or market share.

      We sell our products and services primarily to traditional telecommunications companies. Many emerging companies are providing convergent Internet protocol-based telecommunications services. Our future revenues and profits will depend, in part, on our ability to provide products and services to these Internet protocol-based telephony providers.

The market for SS7 network services and related products is intensely competitive and many of our competitors have significant advantages that could adversely affect our business.

      We compete in markets that are intensely competitive and rapidly changing. Increased competition could result in fewer customer orders, reduced gross margins and loss of market share, any of which could harm our business. We face competition from large, well-funded regional providers of SS7 network services and related products, such as regional Bell operating companies, GTE and Southern New England Telephone, a unit of SBC Communications. Our prepaid wireless account management and unregistered user services face competition from Boston Communications Group, Priority Call, Subscriber Computing and Brite Voice. We are aware of major Internet service providers, software developers and smaller entrepreneurial companies that are focusing significant resources on developing and marketing products and services that will compete with us. We anticipate continued growth of competition in the telecommunications industry and the entrance of new competitors into our business. We expect that competition will increase in the near term and that our primary long-term competitors may not yet have entered the market. Many of our current and potential competitors have significantly more employees and greater financial, technical, marketing and other resources than we do. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. Also, many of our current and potential competitors have greater name recognition and more extensive customer bases that they can use to their advantage.

Our acquisition of NTC, our only acquisition to date, may not result in the benefits we expect and may adversely affect our business if we do not successfully integrate NTC.

      On June 30, 2000, we acquired NTC which is our only acquisition to date. We cannot guarantee that we will realize the benefits, strategic objectives, operating advantages, new product and service enhancements or cost savings that we expect. The integration of two businesses requires substantial management time and other resources, and the combined entity is not always more successful than the businesses would have been if they had remained independent. For example, we could find it difficult to combine the management teams and operations of the two businesses. In addition, the efforts we expend to integrate the two businesses may detract from the day-to-day operation of our core business which could have an adverse impact on our financial condition.

Our failure to achieve or sustain market acceptance at desired pricing levels could impact our ability to maintain profitability or positive cash flow.

      Competition and industry consolidation could result in significant pricing pressure. This pricing pressure could cause large reductions in the selling price of our services. For example, our competitors may provide customers with reduced communications costs for Internet access or private network services, reducing the overall cost of solutions and significantly increasing pricing pressures on us. We may not be able to offset the effects of any price reductions by increasing the number of our customers, generating higher revenues from enhanced services or reducing our costs. We believe that the business of providing network connectivity and related network services will likely see increased consolidation in the future. Consolidation could decrease selling prices and increase competition in these industries, which could erode our market share, revenues and operating margins.

The inability of our customers to successfully implement our services with their existing systems could adversely affect our business.

      Significant technical challenges exist in our business because many of our customers:

     o    purchase and implement SS7 network services in phases;

     o deploy SS7 connectivity across a variety of telecommunication switches and routes; and

     o integrate our SS7 network with a number of legacy systems, third-party software applications and engineering tools.

      Customer implementation currently requires participation by our order management and our engineering and operations groups, each of which has limited resources. Some customers may also require us to develop costly customized features or capabilities, which increase our costs and consume a disproportionate share of our limited customer service and support resources. Also, we typically charge a one-time flat rate fee for initially connecting a customer to our SS7 network and a monthly recurring flat rate fee after the connection is established. If new or existing customers have difficulty deploying our products or require significant amounts of our engineering service support, we may experience reduced operating margins. Our customers' ability to deploy our network services to their own customers and integrate them successfully within their systems depends on our customers' capabilities and the complexity involved. Difficulty in deploying those services could reduce our operating margins due to increased customer support and could cause potential delays in recognizing revenue until the services are implemented.

Capacity limits on our technology and network hardware and software may be difficult to project and we may not be able to expand and upgrade our systems to meet increased use.

      As traffic from our customers through our network increases, we will need to expand and upgrade our technology and network hardware and software. We may not be able to accurately project the rate of increase in usage on our network. In addition, we may not be able to expand and upgrade, in a timely manner, our systems and network hardware and software capabilities to accommodate increased traffic on our network. If we do not appropriately expand and upgrade our systems and network hardware and software, we may lose customers and revenues.

We may need additional capital in the future and it may not be available on acceptable terms.

      We may require more capital in the future to:

     o    fund our operations;

     o finance investments in equipment and corporate infrastructure needed to maintain and expand our network;

     o    enhance and expand the range of services we offer; and

     o respond to competitive pressures and potential strategic opportunities, such as investments, acquisitions and international expansion.

      We cannot assure you that additional financing will be available on terms favorable to us, or at all. The terms of available financing may place limits on our financial and operating flexibility. If adequate funds are not available on acceptable terms, we may be forced to reduce our operations or abandon expansion opportunities. Moreover, even if we are able to continue our operations, the failure to obtain additional financing could reduce our competitiveness as our competitors may provide better maintained networks or offer an expanded range of services.

Regulations affecting our customers and future regulations to which we may be subject may adversely affect our business.

      Although we are not subject to telecommunications industry regulations, the business of our customers is subject to regulation that indirectly affects our business. The U.S. telecommunications industry has been subject to continuing deregulation since 1984, when AT&T was required to divest ownership of the Bell telephone system. We cannot predict when, or upon what terms and conditions, further regulation or deregulation might occur or the effect of regulation or deregulation on our business. Several services that we offer may be indirectly affected by regulations imposed upon potential users of those services, which may increase our costs of operations. In addition, future services we may provide could be subject to direct regulation.

Fluctuations in our quarterly operating results may negatively impact and cause volatility in our stock price.

      Our revenues and operating results may vary significantly from quarter to quarter due to a number of factors. In future quarters, our operating results may be below the expectations of analysts and investors and, as a result, the price of our Common Stock may fall or become volatile.

      Factors that could cause quarterly fluctuations include:

     o    seasonal fluctuations in consumer use of telecommunications services;

     o varying rates at which telecommunications companies, telephony resellers and Internet service providers use our services;

     o loss of customers through industry consolidation, or customer decisions to deploy in-house technology;

     o the timing and execution of individual contracts, particularly large contracts;

     o significant lead times before a product or service begins generating revenues;

     o volatile economic conditions specific to the telecommunications industry; and

     o    an inability to collect our accounts receivable.

We use a strategic relationship to implement and sell our network usage software applications. We could lose revenues or incur significant costs to retain revenues if this relationship is terminated.

      We have a non-exclusive agreement with Agilent to sell our network usage software applications. The agreement may be terminated with limited notice by either party without cause or penalty. In the past, we have received significant revenues under this agreement. There is no guarantee that Agilent will continue to market our network usage software applications. If this relationship is terminated or materially changes, we would be required to devote substantial new resources to the distribution, sales and marketing, implementation and support of our network usage software applications and our efforts may not be as effective as those of Agilent.

There is a limited market for our existing network usage software applications.

      We derive only a small portion of our revenues from sales and maintenance of our network usage software applications. Current users of these software products include most of the regional Bell operating companies, as well as other large telecommunications carriers. With initial market sales essentially completed, our ability to derive additional revenue from our network usage software applications is limited, unless we can develop new derivative products.

We pay commissions to wireless carriers for each American Roaming Network service call that uses carriers' networks regardless of whether we are able to collect revenue for that call.

      Our American Roaming Network service uses the networks of wireless carriers to complete calls for unregistered users, and we pay those carriers a fee for calls completed over their networks. We generally bill unregistered users for these calls through their local exchange carrier, and the local exchange carrier in turn remits the amounts collected for these calls to us. If the local exchange carriers do not collect these amounts from a customer, we do not receive revenue for calls made by that customer but are nonetheless obligated to pay a fee to the wireless carrier for that customer's calls. Local exchange carriers have generally failed to collect fees on about 10% of the calls billed through local exchange carriers.

Our certificate of incorporation, bylaws, stockholder rights plan and Delaware law contain provisions that could discourage a takeover.

      Provisions of our certificate of incorporation and bylaws and Delaware law may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. These provisions of our certificate of incorporation and bylaws:

     o establish a classified board of directors, of which only a portion of the total number of directors will be elected at each annual meeting;

     o authorize the board to issue preferred stock with substantial voting rights; and

     o    prohibit cumulative voting in the election of directors.

      In addition, we have a stockholder rights plan that could significantly discourage, delay or prevent a merger or acquisition. The rights become exercisable if a person or group acquires or makes a tender offer for more than 20% of our outstanding Common Stock. If any of those events occurs, each right entitles the holder (other than the acquiror) to purchase for $150 our Common Stock or, in some instances, stock of the acquiring entity, that would be worth $300. The rights expire on November 20, 2008, unless we redeem them earlier.

      We have also chosen to be subject to Section 203 of the Delaware General Corporation Law, which prevents a stockholder of more than 15% of a company's voting stock from entering into certain business combinations with that company.

Our Common Stock price may be volatile.

      In recent years, the market for stock in technology, telecommunications and computer companies has been highly volatile. Since our initial public offering in October 1999, our stock price has been at a low of $21.875 and a high of $94.00 per share. The price of our Common Stock may be volatile and may continue to fluctuate due to factors such as:

     o    actual or anticipated fluctuations in quarterly and annual results;

     o    announcements of technological innovations;

     o    introduction of new services;

     o    mergers and strategic alliances in the telecommunications industry;

     o    changes in government regulation; and

     o    shifts in investor preference among investment choices and industries.

Future sales by existing stockholders could cause the price of our Common Stock to decline.

      Sales of a large number of shares of our Common Stock in the public market could adversely affect the price for our Common Stock and impair our ability to raise capital. The 1,888,944 shares of Common Stock issued in the NTC Merger are subject to certain registration rights. It is because of these registration rights that we are registering with this Registration Statement the 944,460 Shares of our Common Stock that may be offered by the Selling Stockholders. The remaining shares of Common Stock issued in the NTC Merger may be sold in compliance with Rule 144 after June 30, 2000 and are eligible for registration in late October 2001. Until recently, officers and the board of directors of the Company, and certain NTC shareholders were prohibited from trading of our Common Stock because of pooling-of-interests restrictions. These restrictions, affecting approximately 6.8 million shares of our stock, ended in late October 2000. The remainder of our shares are freely tradable without restriction or further registration under federal securities laws.

                                 USE OF PROCEEDS

      The Selling Stockholders are selling all of the Shares covered by this Prospectus for their own accounts. Accordingly, we will not receive any proceeds from the resale of the Shares. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

                              SELLING STOCKHOLDERS

      The following table lists information with respect to the Selling Stockholders' ownership of shares of our Common Stock. Prior to the NTC Merger, each of the Selling Stockholders was a Stockholder of NTC. In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by that person under options exercisable within 60 days of October 31, 2000 are deemed beneficially owned by that person and are deemed outstanding for purposes of determining the total number of outstanding shares for that person and are not deemed outstanding for that purpose for all other stockholders. This information is based upon information provided by or on behalf of the Selling Stockholders.


                                        SHARES BENEFICIALLY                                 SHARES BENEFICALLY
                                         OWNED PRIOR TO THE                              OWNED AFTER THE OFFERING
                                              OFFERING

                                                                       NUMBER OF
                                                                     SHARES BEING
              NAME                    NUMBER          PERCENT           OFFERED          NUMBER          PERCENT
                                         (1)                                                (1)
---------------------------------     ----------     ----------     ----------------     ----------     ----------
George F. Lebus (2)                     172,767          *                   86,383         86,384          *
Aegis Holdings, Ltd. (3)                318,535          *                  159,267        159,268          *
Bill Brice                              248,090          *                  124,045        124,045          *
James K. Devlin SPT (4)                 156,082          *                   78,041         78,041          *
William G. Milne (5)                     97,600          *                   48,800         48,800          *
William H. Davidson (4)                  79,523          *                   39,761         39,762          *
Don J. Foreman                           64,925          *                   32,462         32,463          *
Gary M. Kaner                            40,285          *                   20,142         20,143          *
Mary Lou Harvey                          19,881          *                   9,940          9,941           *
Lawrence F. Kern (6)                     14,183          *                   7,091          7,092           *
The Julie Harriet Kern Trust              7,673          *                   3,836          3,837           *
The Jessica Lynn Kern Trust               7,673          *                   3,836          3,837           *
James Edward Devlin                       6,371          *                   3,185          3,186           *
Jess Hay                                  6,371          *                   3,185          3,186           *
James Edward Devlin 1999 Trust            3,185          *                   1,592          1,593           *
Rachel Jennifer Devlin 1999 Trust         3,185          *                   1,592          1,593           *
Athena Beth Devlin 1999 Trust             3,185          *                   1,592          1,593           *
Bernard Sean Tod Devlin 1999 Trust        3,185          *                   1,592          1,593           *
Don Wilkins (7)                          47,780          *                   4,603         43,177           *
Lance Shipp (8)                          42,471          *                  15,926         26,545           *
Dan Hanson (9)                           31,853          *                  15,926         15,927           *
Danny Howard (10)                         7,963          *                   2,986          4,977           *
Jerry Easom (11)                          7,963          *                   2,986          4,977           *
Lew Sheriff (12)                          7,963          *                     995          6,968           *
Nancy Watson (13)                         3,185          *                   1,194          1,991           *
Bill Seelie (14)                          2,389          *                     597          1,792           *
Mike Verucchi (15)                        1,062          *                     133            929           *
Stratford Equity Partners, LP (16)      272,773          *                 136,386        136,387           *
GMN Investors II, LP (16)               272,773          *                 136,386        136,387           *

*     Less than one percent.

(1) 5.0% of the Shares beneficially owned by each Selling Stockholder, 87,871 Shares in the aggregate, have been deposited in an escrow fund pursuant to the Agreement and Plan of Merger to secure the respective indemnification obligations of the Selling Stockholders thereunder.

(2) Mr. Lebus is President and a director of NTC. Mr. Lebus is also the beneficial holder of the shares held by Aegis Holdings, Ltd., a Texas limited partnership controlled by Mr. Lebus. The total shares beneficially owned by Mr. Lebus prior to the offering represent approximately 1.54% of the total shares issued and outstanding as of October 31, 2000.

(3)  Aegis Holdings, Ltd. is a Texas limited partnership controlled by Mr.
     Lebus.

(4)  Prior to the NTC Merger, this Selling Stockholder was a director of NTC.

(5) Mr. Milne was a director of NTC until July 1998. Prior to the merger, Mr. Milne was also an officer of NTC. Mr. Milne current provides legal services to NTC.

(6)  Mr. Kern was a director of NTC until July 1998.

(7) Mr. Wilkins is an officer of NTC. Shares beneficially owned by Mr. Wilkins include 38,574 shares subject to options exercisable within 60 days of October 31, 2000.

(8) Mr. Shipp is an officer of NTC. Shares beneficially owned by Mr. Shipp include 10,618 shares subject to options exercisable within 60 days of October 31, 2000.

(9)  Mr. Hanson is an officer of NTC.

(10) Mr. Howard is an employee of NTC. Shares beneficially owned by Mr. Howard include 1,990 shares subject to options exercisable within 60 days of October 31, 2000.

(11) Mr. Easom is an employee of NTC. Shares beneficially owned by Mr. Easom include 1,990 shares subject to options exercisable within 60 days of October 31, 2000.

(12) Mr. Sheriff is an employee of NTC. Shares beneficially owned by Mr. Sheriff include 5,972 shares subject to options exercisable within 60 days of October 31, 2000.

(13) Ms. Watson is an officer of NTC. Shares beneficially owned by Ms. Watson include 796 shares subject to options exercisable within 60 days of October 31, 2000.

(14) Mr. Seelie is an employee of NTC. Shares beneficially owned by Mr. Seelie include 1,194 shares subject to options exercisable within 60 days of October 31, 2000.

(15) Mr. Verucchi is an employee of NTC. Shares beneficially owned by Mr. Verucchi include 796 shares subject to options exercisable within 60 days of October 31, 2000.

(16) Prior to the NTC Merger, this Selling Stockholder was an investor in NTC and had a representative on the board of directors.

                              PLAN OF DISTRIBUTION

      The Selling Stockholders may offer their shares of Common Stock at various times in one or more of the following transactions:

     o in transactions on the Nasdaq National Market or such other markets on which our Common Stock may be listed at the time of such sale;

     o    in privately negotiated transactions;

     o in distributions by Selling Stockholders to their beneficial owners, limited partners or investors; or

     o    through a combination of these methods.

      The Selling Stockholders may offer their shares of Common Stock at fixed prices that may be changed, at market prices prevailing at the times of such sales, at prices related to such market prices or at negotiated prices.

      The Selling Stockholders may use broker-dealers to sell their shares of Common Stock. If this occurs, broker-dealers will either receive discounts or commission from the Selling Stockholders, or they will receive commissions from the purchasers of shares of Common Stock for whom they acted as agents. Such brokers may act as dealers by purchasing any and all of the shares covered by this Prospectus either as agents for others or as principals for their own accounts and reselling such securities under the Prospectus.

      The Selling Stockholders and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may be considered underwriters under the Securities Act. As such, any commissions or profits they receive on the resale of the shares may be considered underwriting discounts and commissions under the Securities Act.

      As of the date of this Prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and the Selling Stockholders with respect to the offer to sell the Shares under this Prospectus. If we become aware of any agreement, arrangement or understanding, to the extent required under the Securities Act, we will file a supplemental prospectus to disclose:

     o    the name of any such broker-dealers;

     o    the number of shares involved;

     o    the price at which such shares are to be sold;

     o the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

     o that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus, as supplemented; and

     o    other facts material to the transaction.

                                  LEGAL MATTERS

      Certain legal matters in connection with the Common Stock offered hereby will be passed upon for us by Blackwell Sanders Peper Martin LLP, Two Pershing Square, 2300 Main Street, Suite 1000, Kansas City, Missouri 64108. A partner at Blackwell Sanders Peper Martin owns 9,790 shares of our Common Stock.

                                     EXPERTS

      The consolidated financial statements and financial statement schedule of Illuminet Holdings, Inc. as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999 incorporated in this Prospectus and Registration Statement by reference from the Current Report on Form 8-K filed with the Commission on October 5, 2000 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing therein which, are based in part on the reports of PricewaterhouseCoopers LLP, independent accountants relative to the 1998 and 1999 financial statements (not separately presented in the aforementioned Form 8-K) and Barry Morgan & Company P.C., independent auditors relative to the 1997 financial statements of National Telemanagement Corporation (not separately presented in the aforementioned Form 8-K). The financial statements referred to above are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of these materials at the SEC's Public Reference Room, 450 Fifth Stret, N.W., Washington, D.C. 20549 and at the SEC's regional offices in New York, New York and Chicago, Illinois. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings, including the Registration Statement, will also be available to you on the SEC's website. The address of this website is http://www.sec.gov.

      We have filed a Registration Statement on Form S-3 with the SEC to register shares of our Common Stock. This Prospectus is part of that Registration Statement and, as permitted by the SEC's rules, does not contain all of the information included in the Registration Statement. For further information about us and this offering, you may refer to the Registration Statement and its exhibits. You can review and copy the Registration Statement and its exhibits at the public reference rooms maintained by the SEC or on the SEC's website described above.

      This Prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the Registration Statement.

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be a part of this

Prospectus, and information that we file with the SEC at a later date will automatically update or supersede this information. We incorporate by reference the following documents as well as any future filing we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1. Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the Commission on March 14, 2000;

2. Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed with the Commission on May 12, 2000;

3.   Current Report on Form 8-K, filed with the Commission on May 15, 2000;

4.   Current Report on Form 8-K, filed with the Commission on June 14, 2000;

5.   Current Report on Form 8-K, filed with the Commission on July 14, 2000;

6. Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed with the Commission on August 14, 2000;

7.   Current Report on Form 8-K, filed with the Commission on September 12,
     2000;

8.   Current Report on Form 8-K, filed with the Commission on October 5, 2000;

9.   Current Report on Form 8-K, filed with the Commission on October 23, 2000;

10.  Current Report on Form 8-K, filed with the Commission on October 25, 2000;

11.  Current Report on Form 8-K, filed with the Commission on November 8, 2000;

12. Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, filed with the Commission on November 13, 2000; and

13. The description of our common stock, par value $.01 per share, contained in our Registration Statement on Form 8-A12G, filed with the Commission on October 5, 1999, as amended by a filing made on October 7, 1999, and including any further amendment or report filed for the purpose of updating such description.

      You may request a copy of these filings, at no cost, by writing to us at Investor Relations, Illuminet Holdings, Inc., P.O. Box 2909, 4501 Intelco Loop, S.E., Lacey, Washington 98503 or by telephone at (360)-493-6165.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the sale of Common Stock being registered. All amounts other than the Commission registration fee are estimates.

Commission registration fee                         $    6,468
Legal fees and expenses                                 10,000
Accounting fees and expenses                            10,000
Miscellaneous fees and expenses                          5,000
                                                  ------------
      Total                                       $     31,468
                                                  ============

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation Law ("DGCL") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

      As permitted by the DGCL, our Certificate of Incorporation includes a provision that eliminates the personal liability of each of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or our stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or (4) for any transaction from which the director derived an improper personal benefit.

      As permitted by the DGCL, our Certificate of Incorporation and/or our Bylaws provide that (1) we may indemnify the Company's directors and officers to the fullest extent permitted by the DGCL, subject to certain very limited exceptions; (2) we may indemnify our other employees to the extent that we indemnify our officers and directors, unless otherwise required by law, our Certificate of Incorporation, our Bylaws or agreements; (3) we may advance expenses, as incurred, to our directors, officers and other employees in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to certain very limited exceptions; and (4) the rights conferred in our Bylaws are not exclusive.

      We carry insurance that insures our officers and directors against liability they may incur for actions they take in their capacity as officers and directors, including liability related to alleged violations of federal or state securities laws.

ITEM 16.  EXHIBITS

4.1 Certificate of Incorporation of Illuminet Holdings, Inc. (incorporated by reference to Exhibit 3.1 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the Commission on March 14, 2000).

4.2 Amendment to Certificate of Incorporation of Illuminet Holdings, Inc. (incorporated by reference to Exhibit 3.2 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the Commission on March 14, 2000).

4.3 Bylaws of Illuminet Holdings, Inc., as amended on August 20, 1999 (incorporated by reference to Exhibit 3.3 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the Commission on March 14, 2000).

4.4 Rights Agreement, dated as of November 20, 1998, by and between Illuminet Holdings, Inc. and UMB Bank, N.A., as Rights Agent, as amended on August 2, 1999 (incorporated by reference to Exhibit 4.1 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the Commission on March 14, 2000).

4.5  Amendment No. 2 to Rights Agreement (incorporated by reference to Exhibit
     4.2 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the Commission on March 14, 2000).

5    Opinion of Blackwell Sanders Peper Martin LLP, counsel to the Company.

23.1 Consent of Blackwell Sanders Peper Martin LLP (included in Exhibit 5).

23.2 Consent of Ernst & Young LLP, Independent Auditors.

23.3 Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.4 Consent of Barry Morgan & Company P.C., Independent Auditors.

24 Powers of Attorney (included in the signature page to the Registration Statement).

ITEM 17.  UNDERTAKINGS

      The undersigned Company hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lacey, State of Washington, on November 27, 2000.

                                    ILLUMINET HOLDINGS, INC.

                                    By: /s/ Roger H. Moore
                                       ---------------------------------
                                       Roger H. Moore
                                       President   and   Chief    Executive
                                       Officer

      KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned directors of Illuminet Holdings, Inc., hereby severally constitute Roger H. Moore and Daniel
E. Weiss, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments to this Registration Statement on Form S-3, and generally to do all such things in our names and in our capacities as directors to enable Illuminet Holdings, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

         Signature                      Title                       Date

/s/ Theodore D. Berns                  Director              November 27, 2000
-------------------------
     Theodore D. Berns

/s/ Eugene L. Cole                     Director              November 27, 2000
------------------------
      Eugene L. Cole

/s/ Richard A. Lumpkin                 Director              November 27, 2000
------------------------
    Richard A. Lumpkin

/s/ Jack W. Blumenstein               Director               November 27, 2000
------------------------
    Jack W. Blumenstein

/s/ James W. Strand                    Director              November 27, 2000
------------------------
      James W. Strand

/s/ Gregory J. Wilkinson               Director              November 27, 2000
------------------------
   Gregory J. Wilkinson

/s/ Roger H. Moore            Director, Chief Executive      November 27, 2000
------------------------     Officer (Principal Executive
      Roger H. Moore                   Officer)

/s/ Daniel E. Weiss            Chief Financial Officer,      November 27, 2000
------------------------       Secretary and Treasurer
      Daniel E. Weiss          (Principal Financial and
                                 Accounting Officer)

                                Index of Exhibits

Exhibit
Number      Document
------      --------

4.1 Certificate of Incorporation of Illuminet Holdings, Inc. (incorporated by reference to Exhibit 3.1 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the Commission on March 14, 2000).

4.2 Amendment to Certificate of Incorporation of Illuminet Holdings, Inc. (incorporated by reference to Exhibit 3.2 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the Commission on March 14, 2000).

4.3 Bylaws of Illuminet Holdings, Inc., as amended on August 20, 1999 (incorporated by reference to Exhibit 3.3 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the Commission on March 14, 2000).

4.4 Rights Agreement, dated as of November 20, 1998, by and between Illuminet Holdings, Inc. and UMB Bank, N.A., as Rights Agent, as amended on August 2, 1999 (incorporated by reference to Exhibit 4.1 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the Commission on March 14, 2000).

4.5  Amendment No. 2 to Rights Agreement (incorporated by reference to Exhibit
     4.2 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the Commission on March 14, 2000).

5    Opinion of Blackwell Sanders Peper Martin LLP, counsel to the Company.

23.1 Consent of Blackwell Sanders Peper Martin LLP (included in Exhibit 5).

23.2 Consent of Ernst & Young LLP, Independent Auditors.

23.3 Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.4 Consent of Barry Morgan & Company P.C., Independent Auditors.

24 Powers of Attorney (included in the signature page to the Registration Statement).